Stockholder contact:	Kevin Howley
617-385-9517
kevin.howley@columbiathreadneedle.com
Media contact:	Elizabeth Kennedy
617-897-9394
liz.kennedy@ampf.com

TRI-CONTINENTAL CORPORATION ANNOUNCES POSTPONEMENT OF

90th ANNUAL MEETING OF STOCKHOLDERS

Boston, MA, April 7, 2020 — The Board of Directors (the Board) of Tri-Continental Corporation (the Corporation) (NYSE: TY) announced today that, in light of the public health concerns regarding the COVID-19 (coronavirus) outbreak, the 90th Annual Meeting of Stockholders (the "Meeting") of the Corporation, originally scheduled to be held at The Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110, on April 21, 2020, at 9:00 a.m., local time, has been postponed pursuant to Maryland Code, Corporations and Associations §2-511(d)(2) and the bylaws of the Corporation. The Corporation now seeks to hold the Meeting at 707 Second Avenue South, Minneapolis, Minnesota 55474, on June 15, 2020 at 8:00 a.m. local time.

As described in the proxy materials for the Meeting previously distributed, you are entitled to participate in the Meeting if you were a stockholder as of the close of business on March 3, 2020, the record date. You will need proof of record ownership of the Corporation's stock to enter the Meeting or, if your shares are held in street name, a proxy from the record holder.

Your vote is very important. Whether or not you plan to attend the Meeting, and regardless of the number of shares you own, we urge you to vote by promptly signing, dating and returning the Proxy Card included with the proxy materials previously distributed, or by authorizing your proxy by telephone or the Internet as described in the Proxy Card. In addition, you may be able to authorize your proxy by telephone through the Corporation's proxy solicitor.

If you have any questions or need additional information, please contact Georgeson LLC, the Corporation's proxy solicitor, at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, or by telephone at 1-888-680-1528.

The Corporation is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Investors should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or visiting columbiathreadneedleus.com. The prospectus should be read carefully before investing in the Corporation. For more information, please call 1-800-345-6611 or visit columbiathreadneedleus.com.

Investment products are not federally or FDIC-insured, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2020 Columbia Management Investment Advisers, LLC. All rights reserved.

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